Exhibit 4.6

WARRANT CLARIFICATION AGREEMENT

This Warrant Clarification Agreement (this “Agreement”), dated as of January 29, 2007, relates to the Warrant Agreement, dated as of June 8, 2006 (the “Warrant Agreement”), by and between Community Bankers Acquisition Corp., a Delaware corporation, with offices at 717 King Street, Alexandria, VA 22314 (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).

WHEREAS, Section 3.3.2 of the Warrant Agreement provides that the Company shall not be obligated to deliver any securities pursuant to the exercise of a warrant unless a registration statement under the Securities Act of 1933, as amended (“Securities Act”), with respect to the common stock is effective.

WHEREAS, in furtherance of the foregoing, the Company’s final prospectus, dated June 5, 2006, indicated (i) that no warrant would be exercisable unless at the time of exercise a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered under the Securities Act or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrant and (ii) that the warrant may be deprived of any value and the market for the warrant may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrant is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holder of the warrant resides.

WHEREAS, as a result of certain questions that have arisen regarding the accounting treatment applicable to the warrants, the parties hereto deem it necessary and desirable to amend the Warrant Agreement to clarify that the registered holders do not have the right to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants at the time such warrants are exercisable.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein.

1. Exercise of the Warrants. The undersigned hereby agree that the Warrant Agreement is hereby clarified and amended, effective as of the date of the Warrant Agreement, by adding the following two sentences to the end of Section 3.3.2:

“In no event will the registered holder of a Warrant be entitled to receive a net-cash settlement or other consideration in lieu of physical settlement in shares of Common Stock if the Common Stock underlying the Warrants is not covered by an effective registration statement. Accordingly, the Warrants may expire unexercised and worthless if a current registration statement covering the Common Stock is not effective.”

2. Miscellaneous.

a. Governing Law; Jurisdiction. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it in care of the address set forth above or such other address as the undersigned shall furnish in writing to the other. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

b. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

c. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Agreement, provisions of the original Warrant Agreement which are not inconsistent with this Agreement shall remain in full force and effect. This Agreement may be executed in counterparts.

d. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

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IN WITNESS WHEREOF, the parties hereto have executed this Warrant Clarification Agreement as of the date first written above.

COMMUNITY BANKERS ACQUISITION CORP.
By:	_/s/ Gary A. Simanson _____________
Name:	—
Title:	Gary A. Simanson
President and CEO
CONTINENTAL STOCK TRANSFER & TRUST
By:	_/s/ Steven G. Nelson ______________
Name:	—
Title:	Steven G. Nelson
Chairman